Exhibit 4.1

Execution Version

NNN REIT, INC.

as Issuer

to

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

Twenty-third Supplemental Indenture

Dated as of July 1, 2025

Supplementing the Indenture dated as of March 25, 1998

$500,000,000

of

4.600% Notes due 2031

TWENTY-THIRD SUPPLEMENTAL INDENTURE, dated as of July 1, 2025 (this “Twenty-third Supplemental Indenture”), between NNN REIT, INC., formerly known as National Retail Properties, Inc. and, prior thereto, Commercial Net Lease Realty, Inc., a corporation duly organized and existing under the laws of the State of Maryland (herein called the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association (formerly Wachovia Bank, National Association (formerly First Union National Bank))), a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee are parties to an Indenture, dated as of March 25, 1998 (the “Original Indenture”), as supplemented by Supplemental Indenture No. 1 dated as of March 25, 1998, Supplemental Indenture No. 2 dated as of June 21, 1999, Supplemental Indenture No. 3 dated as of September 20, 2000, Supplemental Indenture No. 4 dated as of May 30, 2002, Supplemental Indenture No. 5 dated as of June 18, 2004, Supplemental Indenture No. 6 dated as of November 17, 2005, the Seventh Supplemental Indenture dated as of September 13, 2006, Supplemental Indenture No. 8 dated as of September 10, 2007, the Ninth Supplemental Indenture dated as of March 4, 2008, the Tenth Supplemental Indenture dated as of July 6, 2011, the Eleventh Supplemental Indenture dated as of August 14, 2012, the Twelfth Supplemental Indenture dated as of April 15, 2013, the Thirteenth Supplemental Indenture dated as of May 14, 2014, the Fourteenth Supplemental Indenture dated as of October 21, 2015, the Fifteenth Supplemental Indenture dated as of December 12, 2016, the Sixteenth Supplemental Indenture dated as of September 14, 2017, the Seventeenth Supplemental Indenture dated as of September 27, 2018, the Eighteenth Supplemental Indenture dated as of March 3, 2020, the Nineteenth Supplemental Indenture dated as of March 10, 2021, the Twentieth Supplemental Indenture dated as of September 24, 2021, the Twenty-first Supplemental Indenture dated as of August 15, 2023, and the Twenty-second Supplemental Indenture dated as of May 29, 2024 (together with the Original Indenture, Supplemental Indenture Nos. 1, 2, 3, 4, 5, 6 and 8, the Seventh Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, the Eighteenth Supplemental Indenture, the Nineteenth Supplemental Indenture, the Twentieth Supplemental Indenture, the Twenty-first Supplemental Indenture, the Twenty-second Supplemental Indenture, and this Twenty-third Supplemental Indenture, collectively, the “Indenture”), a form of which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 333-273605), providing for the issuance from time to time of Debt Securities of the Company (the “Securities”).

The Company has heretofore issued, pursuant to the Indenture, (a) $100,000,000 aggregate principal amount of 7 1/8% Notes due 2008, (b) $100,000,000 aggregate principal amount of 8.125% Notes due 2004, (c) $20,000,000 aggregate principal amount of 8.50% Notes due 2010, (d) $50,000,000 aggregate principal amount of 7.75% Notes due 2012, (e) $150,000,000 aggregate principal amount of 6.25% Notes due 2014, (f) $150,000,000 aggregate principal amount of 6.15% Notes due 2015, (g) $172,500,000 aggregate principal amount of 3.95% Convertible Senior Notes due 2026, (h) $250,000,000 aggregate principal amount of 6.875% Notes due 2017, (i) $234,035,000 aggregate principal amount of 5.125% Convertible Senior Notes due 2028, (j) $300,000,000 aggregate principal amount of 5.500% Notes due 2021, (k) $325,000,000 aggregate principal amount of 3.80% Notes due 2022, (l) $350,000,000 aggregate principal amount of 3.30% Notes due 2023, (m) $350,000,000 aggregate principal amount of 3.90% Notes due 2024, (n) $400,000,000 aggregate principal amount of 4.00% Notes due 2025, (o) $350,000,000 aggregate principal amount of 3.60% Notes due 2026, (p) $400,000,000 aggregate principal amount of 3.50% Notes due 2027, (q) $400,000,000 aggregate principal amount of 4.300% Notes due 2028, (r) $300,000,000 aggregate principal amount of 4.800% Notes due 2048, (s) $400,000,000 aggregate principal amount of 2.500% Notes due 2030, (t) $300,000,000 aggregate principal amount of 3.100% Notes due 2050, (u) $450,000,000 aggregate principal amount of 3.500% Notes due 2051, (v) $450,000,000 aggregate principal amount of 3.000% Notes due 2052, (w) $500,000,000 aggregate principal amount of 5.600% Notes due 2033, and (x) $500,000,000 aggregate principal amount of 5.500% Notes due 2034.

The Company proposes to issue 4.600% Notes due 2031 (the “4.600% Notes”).

Section 3.1 of the Original Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.

Section 9.1(7) of the Original Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 3.1 of the Original Indenture.

The Pricing Committee of the Board of Directors of the Company has duly adopted resolutions authorizing the Company to execute and deliver this Twenty-third Supplemental Indenture.

All the conditions and requirements necessary to make this Twenty-third Supplemental Indenture, when duly executed and delivered, a valid and legally binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS TWENTY-THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.1. Relation to Indenture.

This Twenty-third Supplemental Indenture amends and supplements and constitutes an integral part of the Original Indenture. None of the provisions of this Twenty-third Supplemental Indenture are intended to apply to any series of Securities issued under the Original Indenture other than the 4.600% Notes.

SECTION 1.2. Definitions.

For all purposes of this Twenty-third Supplemental Indenture, the following terms shall have the meanings specified except as otherwise expressly provided for or unless the context otherwise requires. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Original Indenture. All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Twenty-third Supplemental Indenture.

“4.600% Notes” has the meaning given in the Recitals of the Company.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date on which the acquired Person becomes a Subsidiary.

“Annual Debt Service Charge” for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Company and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York, New York or in the City of St. Paul, Minnesota are authorized or required by law, regulation or executive order to close.

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

“Corporate Trust Office” means the office of the Trustee at which, at any particular time, its corporate trust business for this transaction shall be principally administered, which office at the date hereof is located at 6410 Southpoint Parkway, Suite 200, Jacksonville, Florida 32216, and for purposes of the Place of Payment provisions of Sections 3.5 and 10.2 of the Original Indenture, is located at 111 East Fillmore Avenue, St. Paul, Minnesota 55107.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the Holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the 4.600% Notes.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Commission.

“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided that solely for purposes of any calculation required by the financial covenants contained herein, “GAAP” shall mean generally accepted accounting principles as used in the United States on the date hereof, applied on a consistent basis.

“Indebtedness” of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (ii) indebtedness for borrowed money of a Person other than the Company or a Subsidiary which is secured by any Encumbrance existing on property owned by the Company or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value

(as determined in good faith by the Board of Directors of the Company) of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet as a finance lease (but not an operating lease) in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Company or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Par Call Date” has the meaning specified in Section 2.5 hereof.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable, right-of-use-assets relating to operating leases and intangibles).

“Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable, right-of-use assets relating to operating leases and intangibles); provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of the covenant requiring the Company and its Subsidiaries to maintain Total Unencumbered Assets equal to at least 150% of the aggregate outstanding principal amount of Unsecured Indebtedness on a consolidated basis, all investments in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other Persons that are not consolidated for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date notice of such redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date notice of such redemption is given H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date notice of such redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Indebtedness” means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Company or any Subsidiary.

ARTICLE TWO

THE SERIES OF NOTES

SECTION 2.1. Title of the Securities.

There shall be a series of Securities designated the “4.600% Notes due 2031.”

SECTION 2.2. Limitation on Aggregate Principal Amount.

(a) The 4.600% Notes shall initially have an aggregate principal amount equal to $500,000,000; provided that the Company may, without the consent of the Holders of any then Outstanding 4.600% Notes, “reopen” this series of Securities so as to increase the aggregate principal amount of 4.600% Notes Outstanding in compliance with the procedures set forth in the Original Indenture, as supplemented by this Twenty-third Supplemental Indenture, including Sections 3.1 and 3.3 of the Original Indenture, so long as any such additional notes have the same tenor and terms (including, without limitation, rights to receive accrued and unpaid interest) as the 4.600% Notes then Outstanding.

(b) Nothing contained in this Section 2.2 or elsewhere in this Twenty-third Supplemental Indenture or in the 4.600% Notes is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of the 4.600% Notes under the circumstances contemplated by Sections 3.3, 3.4, 3.5, 3.6, 9.6, 11.7 and 13.5 of the Original Indenture.

SECTION 2.3. Interest and Interest Rate; Maturity Date of 4.600% Notes.

(a) The 4.600% Notes will bear interest at a rate of 4.600% per annum, from July 1, 2025, or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2026 (each, an “Interest Payment Date”), to the Person in whose name such 4.600% Note is registered in the Security Register at the close of business on February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”). Interest on the 4.600% Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The 4.600% Notes will not be entitled to the benefit of any sinking fund payments or subject to repayment or repurchase by the Company at the option of the Person(s) in whose name such 4.600% Note is registered in the Security Register.

(b) The interest so payable on any 4.600% Note which is not punctually paid or duly provided for on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Person in whose name such 4.600% Note is registered on the relevant Regular Record Date, and such Defaulted Interest shall instead be payable either (i) to the Person in whose name such 4.600% Note is registered on the Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such 4.600% Note not less than 10 days prior to such Special Record Date or (ii) at any time in any other lawful manner in accordance with the Indenture.

(c) If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity, as the case may be.

(d) The 4.600% Notes will mature on February 15, 2031.

SECTION 2.4. Limitations on Incurrence of Indebtedness.

(a) The Company will not, and will not permit any Subsidiary to, incur any Indebtedness if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(b) In addition to the limitation set forth in subsection (a) of this Section 2.4, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(c) In addition to the limitations set forth in subsections (a) and (b) of this Section 2.4, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(d) The Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries on a consolidated basis.

(e) For purposes of this Section 2.4, Indebtedness shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

SECTION 2.5. Redemption.

Prior to January 15, 2031 (the “Par Call Date”), the 4.600% Notes may be redeemed at the option of the Company, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the 4.600% Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 4.600% Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the 4.600% Notes may be redeemed at the option of the Company, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the 4.600% Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of 4.600% Notes to be redeemed. In the case of a partial redemption, selection of the 4.600% Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No 4.600% Notes of a principal amount of $2,000 or less will be redeemed in part. If any 4.600% Note is to be redeemed in part only, the notice of redemption that relates to that 4.600% Note will state the portion of the principal amount of that 4.600% Note to be redeemed. A new 4.600% Note in a principal amount equal to the unredeemed portion of that 4.600% Note will be issued in the name of the Holder of the 4.600% Note upon surrender for cancellation of the original 4.600% Note. For so long as the 4.600% Notes are held by The Depository Trust Company (“DTC”) (or another depositary), the redemption of the 4.600% Notes shall be done in accordance with the policies and procedures of the depositary. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the 4.600% Notes or portions thereof called for redemption.

SECTION 2.6. Place of Payment.

The Place of Payment where the 4.600% Notes may be presented or surrendered for payment, where the 4.600% Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the 4.600% Notes and the Indenture may be served shall be in the City of St. Paul, Minnesota, and the office or agency for such purpose shall initially be located at U.S. Bank Trust Company, National Association, 111 East Fillmore Avenue, St. Paul, Minnesota 55107.

SECTION 2.7. Method of Payment.

Payment of the principal of and interest on the 4.600% Notes will be made at the office or agency of the Company maintained for that purpose (which shall initially be an office or agency of the Trustee), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payments of principal and interest on the 4.600% Notes (other than payments of principal and interest due at Stated Maturity) may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto located within the United States; provided, that such Person owns 4.600% Notes in an aggregate principal amount of at least $1,000,000 and such Person makes a written request therefor for the appropriate Interest Payment Date.

SECTION 2.8. Currency.

Principal and interest on the 4.600% Notes shall be payable in U.S. Dollars.

SECTION 2.9. Registered Securities; Global Form.

The 4.600% Notes shall be issuable and transferable in fully registered form as Registered Securities, without coupons. The 4.600% Notes shall each be issued in the form of one or more permanent Global Securities. The depository for the 4.600% Notes shall initially be DTC. The 4.600% Notes shall not be issuable in definitive form except as provided in Section 3.5 of the Original Indenture.

SECTION 2.10. Form of Notes.

The 4.600% Notes shall be substantially in the form attached as Exhibit A hereto. The provisions of such Exhibit are incorporated by reference herein.

SECTION 2.11. Registrar and Paying Agent.

The Trustee shall initially serve as Registrar and Paying Agent for the 4.600% Notes.

SECTION 2.12. Defeasance.

The provisions of Sections 14.2 and 14.3 of the Original Indenture, together with the other provisions of Article XIV of the Original Indenture, shall be applicable to the 4.600% Notes. The provisions of Section 14.3 of the Original Indenture shall apply to the covenants set forth in Section 2.4 of this Twenty-third Supplemental Indenture and to those covenants specified in Section 14.3 of the Original Indenture.

SECTION 2.13. Waiver of Certain Covenants.

Notwithstanding the provisions of Section 10.11 of the Original Indenture, the Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 10.4 to 10.8, inclusive, of the Original Indenture, with Section 2.4 of this Twenty-third Supplemental Indenture and with any other term, provision or condition with respect to the 4.600% Notes (except any such term, provision or condition which could not be amended without the consent of all Holders of the 4.600% Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all outstanding 4.600% Notes by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

SECTION 2.14. Acceleration of Maturity; Rescission and Annulment.

If an Event of Default with respect to the 4.600% Notes at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding 4.600% Notes may declare the principal amount of and all accrued and unpaid interest, if any, thereon, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such amount shall become immediately due and payable.

SECTION 2.15. Event of Default.

(a) If an Event of Default pursuant to Section 5.1(6) or 5.1(7) of the Original Indenture shall have occurred, the principal amount of and accrued and unpaid interest on, all Outstanding 4.600% Notes shall become due and payable without any declaration or other act on the part of the Trustee or of the Holders.

(b) For purposes of the 4.600% Notes, Section 5.1(5) of the Original Indenture is hereby deleted in its entirety.

(c) For purposes of the 4.600% Notes, Event of Default shall also include a default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $50,000,000, whether such Indebtedness now exists or shall hereafter be created, which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given written notice, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities represented by the 4.600% Notes a written notice specifying such default and requiring the Company to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; provided, however, that for purposes of this Section 2.15(c), $50,000,000 shall be replaced by $25,000,000 for so long as any of the Securities issued pursuant to the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture and the Seventeenth Supplemental Indenture to the Original Indenture are Outstanding.

(d) For purposes of the 4.600% Notes, Section 5.1(8) of the Original Indenture is hereby deleted in its entirety.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 3.1. Ratification of Original Indenture.

Except as expressly modified or amended hereby, the Original Indenture continues in full force and effect and is in all respects confirmed and preserved.

SECTION 3.2. Fiscal Year.

The Company shall notify the Trustee of its fiscal year and any change thereof.

SECTION 3.3. Governing Law.

This Twenty-third Supplemental Indenture and each 4.600% Note shall be governed by and construed in accordance with the laws of the State of New York. This Twenty-third Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

SECTION 3.4. Counterparts.

This Twenty-third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-third Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

NNN REIT, INC.,
as Issuer

By:	/s/ Vincent H. Chao
Vincent H. Chao
Executive Vice President,
Chief Financial Officer,
Assistant Secretary and
Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Vicki B. Bellamy
Vicki B. Bellamy
Vice President

Signature Page to Twenty-third Supplemental Indenture

Exhibit A

Form of the 4.600% Notes

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), 55 WATER STREET, NEW YORK, NEW YORK, TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING SET FORTH IN THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE OF DTC. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ITS NOMINEE TO A SUCCESSOR DEPOSITORY OR ITS NOMINEE.

Registered No.	PRINCIPAL AMOUNT
CUSIP No.: 637417 AU0	$__________ (subject to revision as set forth below)

NNN REIT, INC.

4.600% NOTE DUE 2031

NNN REIT, INC., a corporation duly organized and existing under the laws of the State of Maryland (herein referred to as the “Company” which term shall include any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [CEDE & CO., or registered assigns], the principal sum of_______________ ________________________ ($___________), as may be revised by the Schedule of Increases or Decreases in Global Security attached hereto, on February 15, 2031 and to pay interest on the outstanding principal amount thereon from ____________, or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on February 15 and August 15 in each year, commencing ____________, at the rate of 4.600% per annum, until the entire principal hereof is paid or made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Securities not more than 15 days and not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Payment of the principal of and interest on this Security will be made at the office or agency maintained for that purpose in the City of St. Paul, Minnesota, or elsewhere as provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payments of principal and interest on the 4.600% Notes (other than payments of principal and interest due at Stated Maturity) may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account of the Person entitled thereto located within the United States; provided, that such Person owns 4.600% Notes in an aggregate principal amount of at least $1,000,000 and such Person makes a written request therefor for the appropriate Interest Payment Date.

Securities of this series are one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 25, 1998 (as supplemented, herein called the “Indenture”), between the Company (formerly known as National Retail Properties, Inc. and, prior thereto, Commercial Net Lease Realty, Inc.) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association (formerly Wachovia Bank, National Association (formerly First Union National Bank))) (herein called the “Trustee,” which term includes any successor trustee under the Indenture) and one or more indentures supplemental thereto. Reference is hereby made to the Indenture and all indentures supplemental thereto, including the Twenty-third Supplemental Indenture thereto, dated as of July 1, 2025, between the Company and the Trustee, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are authenticated and delivered. Capitalized terms used but not defined herein have the meanings set forth in the Indenture. In the event of a conflict, the terms of the Indenture shall govern to the extent lawful. This Security is one of the series designated as the “4.600% Notes due 2031” therein, initially having an aggregate principal amount equal to $500,000,000; provided, that the Company may, without the consent of the Holders of the then Outstanding 4.600% Notes, “reopen” this series of Securities so as to increase the aggregate principal amount of 4.600% Notes Outstanding in compliance with the procedures set forth in the Indenture, including Sections 3.1 and 3.3 thereof, so long as any such additional notes have the same tenor and terms (including, without limitation, rights to receive accrued and unpaid interest) as the 4.600% Notes then Outstanding.

Prior to January 15, 2031 (the “Par Call Date”), the 4.600% Notes may be redeemed at the option of the Company, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the 4.600% Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 4.600% Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

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On or after the Par Call Date, the 4.600% Notes may be redeemed at the option of the Company, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the 4.600% Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness of the Company on this Security and (ii) certain restrictive covenants and the related defaults and Events of Default applicable to the Company, in each case, upon compliance by the Company with certain conditions set forth in the Indenture, which provisions apply to this Security.

If an Event of Default with respect to the Securities shall occur and be continuing, the principal of and accrued interest, if any, on the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (i) such Holder shall have previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities, (ii) the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and (iii) the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any interest on or after the respective due dates expressed herein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all Securities then Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on (or Make-Whole Amount, if any, with respect to) this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any Place of Payment where the principal of and interest on (or Make-Whole Amount, if any, with respect to) this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 thereafter. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

This 4.600% Note is a Global Security. As provided in and subject to the provisions of the Indenture, definitive Securities shall be issued to all owners of beneficial interests in a Global Security in exchange for such interests if: (1) the depositary with respect to the 4.600% Notes (which shall initially be DTC) notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or the depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the depositary is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice; (2) an Event of Default has occurred and is continuing and the Security Registrar has received a request from the depositary or (3) the Company executes and delivers to the Trustee and Security Registrar an Officers’ Certificate stating that such Global Security shall be so exchangeable. In connection with the exchange of an entire Global Security for definitive Securities pursuant to this paragraph, such Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute and the Trustee shall authenticate and deliver, to each beneficial owner identified by the depositary in exchange for its beneficial interest in such Global Security, an equal aggregate principal amount of definitive Securities of authorized denominations.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent of the Company or the Trustee shall be affected by notice to the contrary.

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No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Security, or because of any indebtedness evidenced hereby or thereby, shall be had against any promoter, as such, or against any past, present or future shareholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Security by the Holder thereof and as part of the consideration for the issue of the Securities of this series.

All capitalized terms used in this Security which are used herein but not defined herein shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THE SECURITIES, INCLUDING THIS SECURITY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Securities of this series as a convenience to the Holders of such Securities. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Securities, and reliance may be placed only on the other identification numbers printed hereon.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, NNN REIT, INC. has caused this instrument to be duly executed under its corporate seal.

Dated: _____________
NNN REIT, INC.

By:
[SEAL]		Name:
Title:

Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: _____________
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby

Sells, assigns and transfers unto

PLEASE INSERT SOCIAL

SECURITY OR OTHER IDENTIFYING

NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address including

Zip Code of Assignee)

the within Security of NNN REIT, Inc. and hereby does irrevocably constitute and appoint

(Attorney)

to transfer said Security on the books of the within-named Company with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Security in every particular, without alteration or enlargement or any change whatever.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Increase or Decrease	Signature of Authorized Officer of Trustee or Custodian